SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material under Rule 14a-12

AMERICAN PHARMACEUTICAL PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

AMERICAN PHARMACEUTICAL PARTNERS, INC.

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

We cordially invite you to attend the 2005 Annual Meeting of Stockholders of American Pharmaceutical Partners, Inc., to be held at 1501 East Woodfield Road, Conference Room B, Schaumburg, IL 60173-5837 at 10 a.m. Central Daylight Saving Time (registration will begin at 9:30 a.m.), on June 17, 2005, for the following purposes:

1. Election of Directors. To elect directors to hold office until the 2006 Annual Meeting of Stockholders, or until their successors are elected and qualified.

2. Approval of Amendments to 2001 Stock Purchase Plan. To approve amendments to our 2001 Stock Incentive Plan to comply with the performance-based compensation exception to the deduction limit of Section 162(m) of the Internal Revenue Code of 1986, as amended.

3. Ratification and Approval of the Appointment of Independent Auditors. To ratify and approve the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005.

4. Other Business. To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof.

The above items of business are more fully described in the proxy statement which is attached to this notice. Stockholders who owned stock in American Pharmaceutical Partners, Inc. at the close of business on April 25, 2005 may attend and vote at the meeting.

Whether or not you expect to attend the 2005 Annual Meeting of Stockholders in person, you are urged to vote as promptly as possible to ensure your representation and the presence of a quorum at the 2005 Annual Meeting. Instructions are set forth on the enclosed proxy card. Stockholders may vote their shares by marking, signing, dating and returning the proxy card in the enclosed postage-prepaid envelope. If you send in your proxy card and then decide to attend the 2005 Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

We look forward to seeing you at the meeting.

Sincerely,

PatrickSoon-Shiong ExecutiveChairman

Schaumburg, Illinois

May 17, 2005

AMERICAN PHARMACEUTICAL PARTNERS, INC.

1501 East Woodfield Road, Suite 300 East

Schaumburg, IL 60173

PROXY STATEMENT

General Information

This proxy statement is furnished to the stockholders of American Pharmaceutical Partners, Inc. in connection with the solicitation by our board of directors of proxies in the accompanying form for use in voting at the 2005 Annual Meeting of Stockholders (the “2005 Annual Meeting”). Our 2005 Annual Meeting will be held on June 17, 2005, at 1501 East Woodfield Road, Conference Room B, Schaumburg, IL 60173-5837 at 10 a.m. Central Daylight Saving Time, and any adjournment or postponement thereof. The shares represented by the proxies received by us properly marked, dated, executed and not revoked will be voted at the 2005 Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering a written notice of revocation or a duly executed proxy bearing a later date to the attention of our Corporate Secretary or by attending the 2005 Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

Solicitation and Voting Procedures

This proxy statement and the accompanying proxy card were first sent by mail to stockholders on or about May [17], 2005. The costs of this solicitation are being borne by us. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone, fax or telegram.

The close of business on April 25, 2005 has been fixed as the record date (the “Record Date”) for determining the holders of shares of our common stock entitled to notice of and to vote at the 2005 Annual Meeting. As of the close of business on the Record Date, we had approximately 71,865,913 shares of common stock outstanding and entitled to vote at the 2005 Annual Meeting. Holders of common stock on the Record Date will vote at the 2005 Annual Meeting as a single class on all matters, with each holder of common stock entitled to one vote per share held.

A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at the 2005 Annual Meeting. For the election of directors, the candidates receiving the greatest number of affirmative votes will be elected, provided a quorum is present and voting. The affirmative vote by holders of a majority of the outstanding shares of our common stock present, in person or represented by proxy, at the 2005 Annual Meeting shall be required to approve Proposals No. 2 and No. 3 being submitted to the stockholders for their consideration.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the shares of common stock entitled to vote and, therefore, do not have the effect of votes in opposition in such tabulations. With respect to Proposals No. 2 and No. 3 requiring the affirmative vote of a majority of the common stock voting together as a class, present and entitled to vote, broker “non-votes” have no effect. Because abstentions will be included in tabulations of the shares of common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposals No. 2 and No. 3.

Shares of common stock cannot be voted until a signed proxy card is returned. Any stockholder may change their vote prior to the meeting by revoking their proxy or by submitting a proxy bearing a later date.

We have retained American Stock Transfer to tabulate votes cast by proxy at the 2005 Annual Meeting and one or more of our officers will tabulate votes cast in person at the 2005 Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws provide that the number of directors on the board shall be not less than four and no more than seven. The number of directors is currently fixed at seven. The board of directors has nominated (i) Patrick Soon-Shiong, M.D., (ii) Alan L. Heller, (iii) David S. Chen, Ph.D., (iv) Stephen D. Nimer, M.D., (v) Leonard Shapiro and (vi) Kirk K. Calhoun, each of whom are incumbent directors, for re-election to the board of directors until the 2006 annual meeting of stockholders and until each of their successors are duly elected and qualified. No candidate has been nominated for the remaining position on the board. As an appropriate candidate is found, the board of directors may appoint a director to fill the vacant board seat, who will serve until the next annual meeting of stockholders. The proxies for the 2005 Annual Meeting of Stockholders, however, will not be voted for a greater number of persons than the nominees named. Unless individual stockholders specify otherwise, each returned proxy will be voted for the election of the six nominees who are listed above.

If any of the nominees named above is unable to serve or declines to serve at the time of the 2005 Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. The nominees for election have agreed to serve if elected, and our management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum. Unless otherwise instructed, the proxy holders will vote the proxies received by them in favor of the election of each of the nominees named above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF

THE NOMINEES NAMED ABOVE.

Nominees for Directors

Patrick Soon-Shiong, M.D. has served as Executive Chairman since November 2004 and as President from July 2001 to November 2004 and as Chief Executive Officer and Chairman of the board of directors of the Company since its inception in March 1996 to November 2004. From its inception to August 1997, Dr. Soon-Shiong served as the Chief Financial Officer of the Company. Since June 1994, Dr. Soon-Shiong has also served as president, chief financial officer and a director of American BioScience, Inc., our majority-owned parent. From June 1994 to June 1998, he served as chief executive officer and chairman of the board of directors of VivoRx, Inc., a biotechnology company. Dr. Soon-Shiong is named as a co-inventor on over 30 issued U.S. patents. Dr. Soon-Shiong is a fellow of the American College of Surgeons and the Royal College of Physicians and Surgeons of Canada. Dr. Soon-Shiong holds a degree in Medicine from the University of the Witwatersrand and a M.S.C. in Science from the University of British Columbia. Dr. Soon-Shiong has served as a director since our inception in 1994.

Alan L. Heller has served as our Chief Executive Officer and President since November 2004. Prior to becoming our Chief Executive Officer, Mr. Heller served as an investment advisor on life science transactions to One Equity Partners, a private equity arm of JP Morgan Chase. From 2000 to 2004, he was Senior Vice President and President of Global Renal operations at Baxter Healthcare Corporation, reporting to the CEO and Chairman of Baxter International. From 1997 to 2000, Mr. Heller was the Executive Vice President and President of Searle Operations at G.D. Searle & Co. (Monsanto Company). Mr. Heller holds an M.B.A. in finance from DePaul University and a bachelor of science degree in accounting from the University of Illinois, Chicago. Mr. Heller has served as a director since 2004.

David S. Chen, Ph.D. has served as a director since June 1998. Since February 2004, Dr. Chen has been Senior Executive Vice President of China Development Industrial Bank. Dr. Chen was chairman of Cypac Investment Management Limited from 1998 to 2003. He served as chief executive officer from July 1996 to February 2000 and chief financial officer from May 1991 to February 1994 of Central Investment Holdings Company. Dr. Chen holds a B.S. in Agricultural Economics from National Taiwan University, an M.B.A. from California State University at Long Beach and a Ph.D. in Business Administration from Nova University, Florida. Dr. Chen has served as a director since 1997 and is a member of our Audit Committee and Compensation Committee.

Stephen D. Nimer, M.D. has served as a director since May 2001. Dr. Nimer has been associated with Memorial Sloan-Kettering Cancer Center since 1993 and has been Head of the Division of Hematologic Oncology since 1996 and Chief of the Hematology Service since 1993. He has also taught medicine at the Cornell University School of Medicine since 1993. Dr. Nimer holds an M.D. from the University of Chicago and a B.S. in biology from Massachusetts Institute of Technology. Dr. Nimer has served as a director since 2001 and is a member of our Compensation Committee.

Leonard Shapiro has served as a director since October 2002. Mr. Shapiro has over 50 years of business experience as an entrepreneur and founder of Shapco, Inc., a manufacturer and distributor of pipe products, where he has been the Chief Executive Officer since 1948. As Chief Executive Officer of Shapco, he presided over the firm’s real estate investment activities in addition to its manufacturing and distribution operations. Shapco, Inc., together with its subsidiaries, employs over 300 employees in various locations throughout the Western United States. Mr. Shapiro has served as a director since 2002 and is a member of our Audit Committee.

Kirk K. Calhoun has served as a director since October 2002. Mr. Calhoun joined Ernst & Young LLP in 1965 and served as a partner of the firm from 1975 until his retirement in June 2002, where his responsibilities included both area management and serving clients in a variety of industries. Mr. Calhoun is a Certified Public Accountant with a background in auditing and accounting. Mr. Calhoun serves on the Board of Directors of Myogen, Inc. and Aspreva Pharmaceuticals Corporation as well as the Board of Governors of the California State University Foundation. Mr. Calhoun holds a B. S. in Accounting from University of Southern California. Mr. Calhoun has served as a director since 2002 and is a member of our Audit Committee.

Committees

The board of directors currently has two standing committees: the audit committee and the compensation committee.

Audit Committee. The audit committee currently consists of Kirk K. Calhoun, David S. Chen and Leonard Shapiro, of whom Mr. Chen and Mr. Shapiro are “independent” as defined in the NASDAQ Marketplace Rules. Leonard Shapiro is currently the chairman of the audit committee. The board of directors approved, and the audit committee adopted, a revised charter in December 2004, a copy of which is attached hereto as Appendix A. The board of directors has determined that Mr. Calhoun meets the SEC’s definition of “audit committee financial expert” based on his prior experience as a partner of a major public accounting firm. Mr. Calhoun is not “independent” as defined in the NASDAQ Marketplace Rules because he was a partner of Ernst & Young LLP, our outside auditor that conducted our year-end audit for fiscal 2001, but he will be independent under such rules commencing on June 30, 2005. As permitted under exceptional and limited circumstances, however, after careful consideration the board of directors has determined that Mr. Calhoun’s continued service on the audit committee is in our best interest and that of our stockholders, because of his accounting and financial expertise, and his knowledge of our business and industry.

The audit committee reviews our financial reporting process and the integrity of our financial statements, the system of internal controls, the internal and external audit process, and the process for monitoring compliance with laws and regulations. The audit committee also has the responsibility to review, consider and approve related party transactions including any transaction or proposed transaction between us and American BioScience.

Compensation Committee. The compensation committee currently consists of David S. Chen and Stephen D. Nimer, each of whom are “independent directors.” The Compensation Committee’s responsibilities include (i) making recommendations to the board of directors concerning the salary and bonus of corporate officers, including the Chief Executive Officer, and (ii) making recommendations to the board of directors with respect to our stock incentive plans, and exercising the authority conferred by the board concerning such plans.

Meetings and Attendance

During the year ended December 31, 2004, the board of directors met twelve times. The audit committee held six meetings during the year ended December 31, 2004. The compensation committee held three meetings during the year ended December 31, 2004. In 2004, all directors attended at least 75% of all meetings of the board of directors and the committees on which he served after becoming a member of the board or committee.

Controlled Company Status and Director Independence

Under the NASDAQ Marketplace Rules, we are a “Controlled Company” since American BioScience holds approximately 67.17% of the voting power of our securities. As a Controlled Company we are exempt from certain NASDAQ listing requirements including the requirement (i) to have a majority of independent directors, (ii) to have the compensation of executive officers determined or recommended by a majority of independent directors or a compensation committee comprised solely of independent directors, and (iii) to have director nominees selected or recommended for the board of directors’ selection either by a majority of independent directors or a nominating committee comprised solely of independent directors.

The board of directors has evaluated the relationships between the directors and us and has determined that Messrs. Chen, Nimer and Shapiro are “independent” as defined in the NASDAQ Marketplace Rules. The board of directors also determined that Mr. Calhoun will become independent as defined in the NASDAQ Marketplace Rules on June 30, 2005, which represents the third anniversary of his retirement from Ernst & Young LLP.

Executive Sessions of Non-Management Directors

The non-management directors of our board meet in executive session, generally at regularly scheduled meetings of the board of directors or at other times as considered necessary or appropriate. A presiding director is chosen by the non-management directors to preside at each meeting and does not need to be the same director at each meeting.

Relationships Among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of our board of directors or compensation committee and any member of the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

Compensation of Directors

Directors who are also our employees receive no additional compensation for their services as directors. Our non-employee directors receive $2,500 and $500 respectively for in person and telephonic meetings of the board of directors and $2,000 for attendance at meetings of the audit committee of the board of directors. Non-employee directors are reimbursed for travel expenses and other out-of-pocket costs of attending board and committee meetings. In addition, non-employee directors are eligible to receive options and shares of common stock directly under our 2001 non-employee director stock option program established under our 2001 Stock Incentive Plan. Non-employee directors are eligible to be granted an initial option to purchase 7,500 shares of common stock upon their initial appointment to the board of directors with subsequent annual option grants to purchase 3,000 shares of common stock, in both instances at an exercise price per share equal to the fair market value of the common stock at the date of grant. Directors who are also our employees are eligible to receive options and shares of common stock directly under our 2001 Stock Incentive Plan.

Director Nominations

Our board of directors as a whole considers and evaluates nominations for the board of directors. Our board of directors considers candidates for the board of directors who may be recommended by board members, management, stockholders and other appropriate sources. Although the board of directors has not set forth any specific minimum qualifications that it believes must be met in order for an individual to be nominated for a position on the board of directors, potential nominees should possess sound judgment, business or professional skills and experience, high integrity and the capability and willingness to represent the long-term interests of our stockholders. As a Controlled Company under the NASDAQ Marketplace Rules, we are not required, and do not have, a nominating committee. Accordingly, we do not have a nominating committee charter. Also, as noted above, as a Controlled Company we are exempt from the NASDAQ Marketplace Rules that require nominees for our board of directors be selected or recommended either by a majority of independent directors or a nominating committee comprised solely of independent directors. We have a policy for considering director candidates recommended by stockholders, and in general, candidates recommended by stockholders will be considered on the same basis as candidates from other sources. As set forth in our bylaws, if you wish to recommend a candidate for the board of directors, your recommendation should be submitted in writing to our Secretary on a timely basis. To be timely, a stockholder’s recommendation must be delivered to or mailed and received at our principal executive offices, not less than 120 days prior to the anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders (if an annual meeting of stockholders is to be held more than thirty days before or after the anniversary of the prior years’ meeting, then the recommendation must be submitted in a reasonable time, determined at the board’s discretion, prior to our mailing of the proxy materials for such annual meeting). All such recommendations may be sent to the attention of our Corporate Secretary at 1501 East Woodfield Road, Suite 300 East, Schaumburg, IL 60173-5837.

Stockholder Communications with the Board of Directors

Generally, stockholders who have questions or concerns should contact our investor relations department through our website at www.appdrugs.com, or by contacting our headquarters at (847) 969- 2700. However, stockholders who wish to communicate with our board or any individual director regarding our business should send such communication by mail to the attention of the Corporate Secretary at 1501 East Woodfield Road, Suite 300 East, Schaumburg, IL 60173-5837.

PROPOSAL NO. 2

AMENDMENT OF THE AMERICAN PHARMACEUTICAL PARTNERS, INC.

2001 STOCK INCENTIVE PLAN

General

The stockholders are being asked to act upon a proposal to approve the action of the board of directors amending our 2001 Stock Incentive Plan (the “2001 Plan”). Approval of the proposal requires the affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting. Stockholders abstaining from voting on Proposal No. 2 will be counted for purposes of determining a quorum, but will not be counted for any other purpose. Broker non-votes will not be considered as present or voting, and as such each will have no effect on the vote for this proposal.

The stockholders are asked to approve an amendment and restatement of the 2001 Plan in order to adopt a limit on the maximum number of shares with respect to which stock options and restricted stock may be granted to any individual in any fiscal year under the 2001 Plan and other administrative provisions to comply with the performance-based compensation exception to the deduction limit of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to the amendment and restatement of the 2001 Plan, the maximum number of shares with respect to which options or restricted stock may be granted to any participant in any fiscal year shall be 1,500,000 shares. However, in connection with a participant’s initial commencement of services with us, a participant may be granted stock options for up to an additional 1,125,000 shares, which shall not count against the limits set forth in the previous sentence.

The purpose of this limitation is to ensure that any options or restricted stock granted under the 2001 Plan will qualify as performance-based compensation under Section 162(m) of the Code and therefore be exempt from the compensation deduction limit under Section 162(m) of the Code. If the stockholders do not approve the amendment and restatement of the 2001 Plan, any compensation expense associated with the options and restricted stock granted under the 2001 Plan (together with all other non-performance based compensation) in excess of $1 million in any fiscal year for any of our five highest paid officers will not be deductible by us under the Code.

The board of directors has concluded that the proposed amendment and restatement of the 2001 Plan is in our best interests and that of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE AMENDMENT TO OUR 2001 PLAN.

A general description of the principal terms of the amended and restated 2001 Plan is set forth below. This description is qualified in its entirety by the terms of the amended and restated 2001 Plan, as proposed to be adopted, which is attached to this proxy statement as Appendix B and is incorporated herein by reference.

General Description

The 2001 Plan was approved by the board of directors and by the stockholders on December 10, 2001.

Initially, 4,500,000 shares of common stock were reserved for issuance under the 2001 Plan pursuant to all awards (including incentive stock options), plus (a) any shares available as of the date of our initial public offering for future awards under our 1997 Stock Option Plan and (b) an annual increase to be added on the first day of our fiscal year beginning in 2002 equal to five percent (5%) of the number of shares of common stock outstanding as of such date or a lesser number of shares determined by our board of directors. Notwithstanding the foregoing, of the number of shares specified in the foregoing sentence, the maximum aggregate number of shares available for the grant of incentive stock options is 4,500,000 shares, plus an annual increase to be added on the first day of our fiscal year beginning in 2002 equal to the lesser of (x) 6,000,000 shares, (y) five percent (5%) of the number of shares of common stock outstanding as of such date, or (z) a lesser number of shares determined by our board of directors. We will at all times reserve and keep available such number of shares of common stock as shall be sufficient to satisfy the requirements of the 2001 Plan.

The 2001 Plan provides for the grant of options and restricted stock. Pursuant to the proposed amendment and restatement, the 2001 Plan will limit the number of options and shares of restricted stock which may be awarded to a participant in any fiscal year to 1,500,000 shares. However, in connection with a participant’s initial commencement of services with us, a participant may be granted stock options for up to an additional 1,125,000 shares, which shall not count against the limits set forth in the previous sentence.

A total of 15,129,624 shares are currently reserved for issuance under the 2001 Plan. As of March 31, 2005, options to purchase approximately 2,685,404 shares were outstanding under the 2001 Plan and a total of approximately 291,599 options to purchase shares had been exercised under the 2001 Plan. As of March 31, 2005, we had 1,226 employees and 6 directors eligible to participate in the 2001 Plan.

Summary of Amended and Restated 2001 Plan

The principal terms of the amended and restated 2001 Plan, as proposed to be amended, are summarized below. This summary does not purport to be complete, and is subject to, and qualified by reference to, the provisions of the amended and restated 2001 Plan, as proposed to be adopted, a copy of which is attached to this proxy statement as Appendix B.

Amendment and Restatement to Adopt Code Section 162(m) Limitations. The purpose of the proposed amendment and restatement of the 2001 Plan is to adopt a limit on the number of options and shares of restricted stock which may be awarded to a participant in any fiscal year to 1,500,000 shares. However, in connection with a participant’s initial commencement of services with us, a participant may be granted stock options for up to an additional 1,125,000 shares, which shall not count against the limits set forth in the previous sentence. The purpose of this limitation is to ensure that any options or restricted stock granted under the 2001 Plan will qualify as performance-based compensation under Section 162(m) of the Code and therefore be exempt from the compensation deduction limit under Section 162(m) of the Code.

If the stockholders do not approve the amendment and restatement of the 2001 Plan, any compensation expense associated with the options and restricted stock granted under the 2001 Plan (together with all other non-performance based compensation) in excess of $1 million in any fiscal year for any of our five highest paid officers will not be deductible by us under the Code.

Purpose. The purpose of the 2001 Plan is to provide our employees and others who perform substantial services for us an incentive, through ownership of our common stock, to continue in service to us, and to help us compete effectively with other enterprises for the services of qualified individuals.

Administration. The 2001 Plan shall be administered by our board of directors, our Compensation or other committee of the board of directors appointed by our board of directors. The committee, if so appointed, shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The 2001 Plan authorizes the plan administrator to select our employees, directors and consultants to whom incentive stock options, non-qualified stock options and other awards may be granted and to determine the terms and conditions of any award. With respect to awards subject to Section 162(m) of the Code, the committee will be comprised solely of two or more outside directors as defined under Section 162(m) of the Code and applicable tax regulations. For grants of awards to individuals not subject to Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Code, the board of directors may authorize one or more officers to grant such awards.

Subject to applicable laws, the plan administrator has the authority, in its discretion, to select employees, directors and consultants to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of our common stock to be covered by each award (subject to the Section 162(m) share limitations described above), to approve award agreements for use under the 2001 Plan, to determine the terms and conditions of any award, to amend the terms of any outstanding award granted, to construe and interpret the terms of the 2001 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to take such other action not inconsistent with the terms of the 2001 Plan as the plan administrator deems appropriate.

Eligibility. The 2001 Plan permits the grant of incentive stock options within the meaning of Section 422 of the Code only to our employees and the employees of our parent and subsidiaries. Awards other than incentive stock options may be granted to our employees, directors or consultants and our parent and subsidiaries.

Terms and Conditions of Awards. The plan administrator is authorized to grant stock options and shares of restricted stock consistent with the provisions of the 2001 Plan. Subject to the terms of the 2001 Plan, the plan administrator shall determine the provisions, terms and conditions of each award, including, but not limited to, the award vesting schedule, repurchase provisions, forfeiture provisions, forms of payment and the like.

Each award shall be designated in an award agreement. In the case of an option, the option shall be designated as either an incentive stock option or a non-qualified stock option. To the extent that the aggregate fair market value of shares of our common stock subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as non-qualified stock options.

The 2001 Plan authorizes the plan administrator to grant stock options at an exercise price of not less than 100% (or 110%, in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of our voting stock or of our parent or any parent or subsidiary) of the fair market value of the common stock on the date the option is granted. The exercise price of awards intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code shall not be less than 100% of the fair market value on the date the option is granted. The exercise price of other awards shall be determined by the plan administrator.

Subject to applicable laws, the consideration to be paid for the shares of our common stock to be issued upon exercise or purchase of an award, including method of payment, shall be determined by the plan administrator. In addition to any other types of consideration, the plan administrator may, for example, accept as consideration (i) cash, (ii) check, (iii) shares of common stock, (iv) the delivery of a properly executed exercise notice together with such other documentation as we and the broker, if applicable, shall require to effect an exercise and delivery to us of the amount of sale proceeds required to pay the exercise price, or any combination of the foregoing methods of payment.

The term of each award shall be stated in the award agreement. However, the term of an incentive stock option may not be for more than 10 years from date of grant (or 5 years in the case of any grantee who owns stock representing more than 10% of our combined voting power, or that of our parent or any of our subsidiaries).

The 2001 Plan provides that (i) any reduction of the exercise price of any option awarded under the 2001 Plan shall be subject to stockholder approval and (ii) canceling any option awarded under the 2001 Plan at a time when its exercise price exceeds the fair market value of the underlying shares in exchange for another award shall be subject to stockholder approval.

Section 162(m) of the Code. Pursuant to the amendment and restatement of the 2001 Plan, the maximum number of shares with respect to which options may be granted to any participant in any fiscal year of the company shall be 1,500,000 shares. However, in connection with a participant’s initial commencement of services with us, a participant may be granted stock options for up to an additional 1,125,000 shares, which shall not count against this limit. The foregoing limitations shall be adjusted proportionately by the plan administrator in connection with any change in our capitalization due to a stock split, stock or other extraordinary dividend or similar event affecting our common stock and its determination shall be final, binding and conclusive. Under Section 162(m) of the Code, no deduction is allowed in any taxable year for compensation in excess of $1 million paid to our chief executive officer and each of our four most highly paid other executive officers who are serving in such capacities as of the last day of such taxable year. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options granted under such a plan and with an exercise price equal to the fair market value of the company’s common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any option is canceled, the cancelled award shall continue to count against the maximum number of shares of common stock with respect to which an award may be granted to a participant.

For awards of restricted stock that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a fiscal year is 1,500,000 shares. The foregoing limitations shall be adjusted proportionately by the plan administrator in connection with any change in our capitalization due to a stock split, stock or other extraordinary dividend or similar event affecting our common stock and its determination shall be final, binding and conclusive. In order for restricted stock to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard. The 2001 Plan includes the following performance criteria that may be considered by the plan administrator when granting performance-based awards: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share.

While Code Section 162(m) generally became effective in 1994, a special rule allows options and restricted stock granted under the 2001 Plan to be treated as qualifying under Section 162(m) of the Code without having a per-person share limit until the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurred. If the stockholders do not approve the amendment and restatement of the 2001 Plan, any compensation expense associated with the options and restricted stock granted under the 2001 Plan (together with all other non- performance based compensation) in excess of $1 million in any fiscal year for any of our five highest paid officers will not be deductible by us under the Code.

Transferability of Awards. During their lifetime, those who hold incentive stock options cannot transfer these options other than by will or by the laws of descent or distribution. Incentive stock options may be exercised during the lifetime of the participant only by the participant; provided, however, that the participant may designate a beneficiary of his or her incentive stock option in the event of his or her death. Other awards may be transferred by will and by the laws of descent and distribution, and during the participant’s lifetime, by gift or through a domestic relations order to members of a participant’s immediate family to the extent and in the manner determined by the plan administrator.

Termination of Employment or Service. An award may not be exercised after the expiration date of such award as set forth in the award agreement. In the event a participant in the 2001 Plan terminates employment or service, an award may be exercised only to the extent provided in the award agreement. Where an award agreement permits a participant to exercise an award following termination of employment or service, the award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a non-qualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

Adjustments Upon Changes in Capitalization. Subject to any required action by our stockholders, the number of shares of common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the 2001 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a fiscal year, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of our issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting our common stock, (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us or (iii) as the Administrator may determine in its discretion, any other transaction with respect to common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any of our convertible securities shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive.

Corporate Transactions/Changes in Control/Related Entity Dispositions. Unless otherwise provided in an individual award agreement, there shall be no acceleration of vesting in the event of a corporate transaction, change in control or related entity disposition (each as defined in the 2001 Plan). Effective upon the consummation of a corporate transaction, all outstanding awards shall terminate. However, all such awards shall not terminate to the extent the contractual obligations represented by the award are assumed by the successor entity.

Amendment, Suspension or Termination of the 2001 Plan. The board may at any time amend, suspend or terminate the 2001 Plan. The 2001 Plan will terminate ten years from the date of its approval by our stockholders, unless terminated earlier by the board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we shall obtain stockholder approval of any such amendment to the 2001 Plan in such a manner and to such a degree as required.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of 2001 Plan transactions is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss, state, local or non-U.S. tax consequences.

Non-Qualified Stock Options. The grant of a non-qualified stock option under the 2001 Plan will not result in any federal income tax consequences to the participant or to us. Upon exercise of a non-qualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. We do not receive a tax deduction for any such gain.

Incentive Stock Options. The grant of an incentive stock option under the 2001 Plan will not result in any federal income tax consequences to the participant or to us. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and we receive no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. In the year of the disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option—i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

Restricted Stock. The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. We do not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Amended Plan Benefits.

As of the date of this Proxy Statement, no employee, officer, director or associate of any director or officer has been granted any awards subject to stockholder approval of the proposed amendment of the 2001 Plan. The benefits to be received pursuant to the amended 2001 Plan by our directors, officers and employees are not determinable at this time.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP has served as our independent auditors since our inception in 1996 and has been appointed by our board of directors to continue as our independent auditors for the fiscal year ending December 31, 2005. In the event that ratification of this selection of auditors is not approved by holders of a majority of the shares of common stock voting at the 2005 Annual Meeting in person or by proxy, management and the audit committee of the board of directors will review our future selection of auditors.

A representative of Ernst & Young is expected to be present at the 2005 Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

We have been informed by Ernst & Young that neither Ernst & Young nor any of its members or their associates has any direct financial interest or material indirect financial interest in us.

Audit and Related Fees

Fees for professional services provided by our independent auditors, Ernst & Young LLP, in each of the last two fiscal years, were as follows:

	2004	2003
	(in thousands)
Audit Fees	$602	$314
Audit-Related Fees	20	31
Tax Fees	120	68
All Other Fees	10	55

Total	$752	$468

Our audit committee pre-approves all audit and non-audit services provided by our independent auditor, as described in the audit committee’s charter. All of the above fees were billed to us by Ernst & Young for the services categorized above, and all such services were pre-approved by our audit committee. Audit fees included fees associated with the audit of our year-end financial statements and the review of documents filed with the Securities and Exchange Commission including our quarterly reports on Form 10-Q and annual report on Form 10-K. Audit-related fees principally included fees in connection with accounting consultations and the audit of our 401(k) plan. Tax fees included fees for tax compliance, tax advice and tax planning services.

The audit committee considered whether the provision of other non-audit services is compatible with the principal accountants’ independence and concluded that provision of other non-audit services are compatible with maintaining the independence of our external auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE

APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2005.

MANAGEMENT

The following sets forth certain information with respect to our executive officers and key employees as of April 30, 2005:

Name	Age	Position(s)
Patrick Soon-Shiong, M.D.	52	Executive Chairman and Director

Alan L. Heller	51	President, Chief Executive Officer of the Company and Director

Nicole S. Williams	60	Executive Vice President and Chief Financial Officer

Antonio R. Pera	47	Executive Vice President, Generics Business

Mark Van Ausdal	56	Vice President, General Counsel and Assistant Secretary

Shahid Ahmed	52	Vice President of Regulatory Affairs

Donna Felch	56	Vice President and Treasurer

Margaret Foss	50	Vice President of Quality Assurance & Quality Control

Ellen Hoffing	48	Vice President, Strategic Planning and Analytics

Mia Igyarto	50	Vice President of Human Resources

Scott W. Meacham	46	Vice President, Sales USA Generic Business

Deena Reyes	38	Vice President of Marketing

Daniel S. Robins	39	Vice President of Product Development

Amar Singh	47	Vice President of Sales and Marketing of Abraxis Oncology

Sam Trippie	64	Vice President of Manufacturing

Bruce J. Wendel	50	Vice President of Corporate Development

Patrick Soon-Shiong, M.D. has served as Executive Chairman since November 2004 and as President from July 2001 to November 2004 and as Chief Executive Officer and Chairman of the board of directors of the Company since its inception in March 1996 to November 2004. From its inception to August 1997, Dr. Soon-Shiong served as the Chief Financial Officer of the Company. Since June 1994, Dr. Soon-Shiong has also served as president, chief financial officer and a director of American BioScience, Inc., the Company’s parent. From June 1994 to June 1998, he served as chief executive officer and chairman of the board of directors of VivoRx, Inc., a biotechnology company. Dr. Soon-Shiong is named as a co-inventor on over 30 issued U.S. patents. Dr. Soon-Shiong is a fellow of the American College of Surgeons and the Royal College of Physicians and Surgeons of Canada. Dr. Soon-Shiong holds a degree in Medicine from the University of the Witwatersrand and a M.S.C. in Science from the University of British Columbia.

Alan L. Heller has served as our Chief Executive Officer and President since November 2004. Prior to becoming our Chief Executive Officer, Mr. Heller served as an investment advisor on life science transactions to One Equity Partners, a private equity arm of JP Morgan Chase. From 2000 to 2004, he was Senior Vice President and President of Global Renal operations at Baxter Healthcare Corporation, reporting to the CEO and Chairman of Baxter International. From 1997 to 2000, Mr. Heller was Executive Vice President and President of Searle Operations at G.D. Searle (Monsanto Company). Mr. Heller holds an M.B.A. in finance from DePaul University and a bachelor of science degree in accounting from the University of Illinois, Chicago.

Nicole S. Williams has served as Executive Vice President and Chief Financial Officer since August 2002. From 1999 until her appointment as EVP and CFO, Ms. Williams was President of the Nicklin Capital Group, an advisor and investor in early-stage businesses in the information technology and life sciences industries. From 1992 until 1999, Ms. Williams was Executive Vice President, Finance, and Corporate Secretary of R.P. Scherer

Corporation, a global drug delivery company. Ms. Williams holds degrees from the University of Geneva in Switzerland and an M.B.A. from the University of Chicago. Ms. Williams serves as a director of Orchid Biosciences, Inc.

Antonio R. Pera has served as Executive Vice President, Generics Business, since October 2004. Prior to this appointment, Mr. Pera served as Executive Vice President and Chief Operating Officer of Oakwood Laboratories, a drug delivery company. Prior to that, Mr. Pera served as President/Chief Operating Officer and director of Akorn, Inc., an ophthalmic and parenteral drug manufacturer. Prior to these positions, Mr. Pera co-founded Bedford Laboratories, the generic injectable drugs division of Ben Venue Laboratories, which was acquired by Boehringer-Ingelheim in 1997. Mr. Pera holds an M.B.A. from DePaul University and a bachelor of science degree in business administration from the University of Illinois, Champaign-Urbana.

Mark Van Ausdal has served as our Vice President and General Counsel and Assistant Secretary since April 2005. Prior to this appointment, Mr. Van Ausdal served as the General Counsel for Prestwick Pharmaceuticals, Inc. from 2003 to 2004. Prior to that Mr. Van Ausdal was an attorney with the law firm of Mayer Brown Rowe and Maw. From 2000 to 2002, Mr. Van Ausdal was an Associate General Counsel for Pharmacia Corporation.

Shahid Ahmed has served as our Vice President of Regulatory Affairs since October 2002. From 2001 to 2002, Mr. Ahmed served as Senior Vice President, Regulatory Affairs, QA, QC for Akorn, Inc. From 1994 to 2001, Mr. Ahmed served in various regulatory affairs capacities with the Ben Venue Laboratories, Division of Boehringer-Ingelheim, most recently as Vice President, Regulatory Affairs, QC and Microbiology. Mr. Ahmed holds a M.S. in Analytical Chemistry from Manitoba University.

Donna Felch has served as our Vice President and Treasurer since November 2002. Since joining the Company in 1998, Ms. Felch has held the positions of Director, Accounting and Tax and, most recently, Senior Director, Corporate Finance. Prior to joining us, Ms. Felch held various senior financial positions at Fujisawa USA, Inc., including Director, Corporate Tax. Ms. Felch holds a B.B.A. in Accounting from Lakeland College and a Masters of Science in Taxation from DePaul University.

Margaret Foss was appointed Vice President of Quality Assurance & Quality Control in September of 2004. Prior to joining us, Ms. Foss spent 22 years at Baxter Healthcare where she most recently served as vice president of quality management, where she led the planning, development, implementation and improvement of systems to ensure product quality and adherence to prescribed standards. Ms. Foss holds a nursing degree from Trumbull Memorial Hospital School of Nursing.

Ellen Hoffing has served has served has our Vice President, Strategic Planning and Analytics since April 2005. Prior to joining us, Ms. Hoffing served as Vice President, Global Renal Pharmaceuticals with Baxter Healthcare. Prior to her position with Baxter, Ms. Hoffing worked 17 years with Searle Pharmaceuticals in various positions of increasing responsibility, and was eventually, Vice President, Global Analytics and Business Solution. She holds a Bachelor of Science from the University of Illinois, and an M.B.A. from Northwestern University, Kellogg Graduate School of Management.

Mia Igyarto has served as our Vice President of Human Resources since July 2001. From March 1995 to July 2001, she served as vice president of human resources for McWhorter Technologies, Inc., a specialty chemicals company that was acquired by Eastman Chemical Company in July 2000. She holds a B.S. in biology from Northern Illinois University and an M.B.A. from Northwestern University, Kellogg School of Management.

Scott W. Meacham has served as our Vice President, Sales USA Generic Business since February 2005. In 2004, Mr. Meacham held the position of Vice President, Sales with ReddShell Corporation. From 2001 through 2004, he served as Vice President, National Accounts, US Renal Division, with Baxter Healthcare. Mr. Meacham holds a B.S. degree in Pharmacy from Butler University.

Deena Reyes was appointed Vice President of Marketing on March 1, 2004. Ms. Reyes joined us in January 2001 as Director of Marketing. Prior to that Ms. Reyes served as Senior Product Manager for Pharmacia. Ms. Reyes holds a B.S. degree in Molecular, Cellular and Developmental Biology from the University of Colorado and an M.B.A. from St. Louis University.

Amar Singh was appointed our Vice President of Sales and marketing of Abraxis Oncology, our proprietary drug division, in August 2004. Prior to joining us, Mr. Singh served as Executive Director of the oncology marketing group at Roche Labs, Inc. Mr. Singh has held various positions at F. Hoffman-La Roche over a period of two decades, where he last served as Executive Director of the Specialty Care New Products group, which included oncology. Mr. Singh holds an M.B.A. from New York University, and a B.A. in Economics from the University of North Carolina Chapel Hill.

Daniel Robins has served as our Vice President of Product Development since January 2005. During 2002 through 2004, Mr. Robins served as Senior Director, Analytical Research & Development with Duramed Research, Inc. He also served as Director, Analytical Research & Development with Barr Laboratories from 2000 to 2002. Mr. Robins has a Ph.D. and M.S. in Analytical Chemistry from Ohio State University, an M.B.A. from Leonard N. Stern School of Business, New York University, and B.A. in Chemistry from LaSalle University.

Sam Trippie has served as our Vice President of Manufacturing since June 1998. From September 1992 to June 1998, Mr. Trippie served as vice president of manufacturing at Fujisawa USA, Inc., a pharmaceutical company. Prior to that, Mr. Trippie was vice president of manufacturing at Sanofi Animal Health Ltd. and held various positions in quality assurance and manufacturing at Baxter International. Mr. Trippie holds a B.S. in Microbiology from the University of Southwest Louisiana.

Bruce J. Wendel was appointed Vice President of Corporate Development in October of 2004. Before joining us in August 2004, Mr. Wendel served as Vice President Business Development & Licensing for IVAX Corporation, a generic drug manufacturer. Prior to this, Mr. Wendel held various positions at Bristol-Myers Squibb over a period of 14 years, where he last served as Vice President Corporate Development International Medicines. Mr. Wendel holds a J.D. from Georgetown University Law School where he was an editor of Law & Policy in International Business, and a bachelor of science degree from Cornell University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2005, for (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each of the directors, (iii) each of the named executive officers appearing in the Summary Compensation Table below, and (iv) all of the directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Common Stock Shares Beneficially Owned (1)	Percent of Class (%)

5% Stockholders

American BioScience, Inc. 2730 Wilshire Boulevard, Suite 110, Santa Monica, California 90403	47,984,160	67.17

Capital Research and Management Company(2) 333 South Hope Street Los Angeles, CA 90071	5,075,000	7.10

The Growth Fund of America, Inc.(3) 333 South Hope Street Los Angeles, CA 90071	3,800,000	5.32

Directors and Named Executive Officers(4)

Patrick Soon-Shiong, M.D.(5)(6)	49,088,535	68.71

Alan L. Heller	50,000	*

Derek J. Brown(7)	1,142,648	1.60

Jeffrey M. Yordon(8)	591,499	*

Nicole S. Williams(9)	31,500	*

David S. Chen, Ph.D.(10)	41,500	*

Jack C. Silhavy(11)	61,572	*

Stephen D. Nimer, M.D.(12)	37,200	*

Leonard Shapiro(13)	36,500	*

Kirk K. Calhoun(14)	12,000	*

All named executive officers and directors as a group (ten persons)(15)	51,092,954	71.52

*	Represents beneficial ownership of less than 1% of issued and outstanding common stock on March 31, 2005.
(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The percentage of shares beneficially owned is based on 71,440,074 shares of common stock outstanding as of March 31, 2005. To our knowledge, except as indicated in the footnotes to this table, and subject to applicable community property laws, such persons have sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.
(2)	The amount shown and the following information was provided by Capital Research and Management Company and The Growth Fund of America, Inc. pursuant to a Schedule 13G dated February 7, 2005, indicating beneficial ownership as of December 31, 2004. The Schedule 13G indicated that Capital Research and Management Company is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and has indicated that it has sole dispositive power and is deemed to be the beneficial owner of 5,075,000 shares as a result of acting as an investment advisor to various investment companies registered under Section 8 of the Investment Act of 1940.

(3)	The amount shown and the following information was provided by Capital Research and Management Company and The Growth Fund of America, Inc. pursuant to a Schedule 13G dated February 7, 2005, indicating beneficial ownership as of December 31, 2004. The Schedule 13G indicated that The Growth Fund of America, Inc. is an investment company registered under Section 8 of the Investment Advisors Act of 1940, which is advised by Capital Research and Management Company and has sole voting power and is the beneficial owner of 3,800,000 shares.
(4)	Except as otherwise indicated, the address of each of the executive officers and directors is c/o American Pharmaceutical Partners, Inc., 1501 East Woodfield Road, Suite 300 East, Schaumburg, IL 60173-5837.
(5)	Includes 47,984,160 shares held of record by American BioScience, Inc., of which Dr. Soon-Shiong is the president and chairman of the board of directors, and in such capacity may be deemed to have shared voting and investment power over the shares. A majority of the outstanding capital stock of American BioScience, Inc. is held by a trust of which Dr. Soon-Shiong and his spouse are beneficiaries. Dr. Soon-Shiong disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in this entity.
(6)	Includes 632,052 shares held in trusts of which Dr. Soon-Shiong’s children are beneficiaries and 58,767 shares held by his spouse. Dr. Soon-Shiong disclaims beneficial ownership of such shares.
(7)	Includes 60,534 shares held by trusts of which Mr. Brown’s children are beneficiaries and 600 shares of common stock held by Mr. Brown’s spouse. Mr. Brown disclaims beneficial ownership of such shares.
(8)	Includes 71,146 shares of common stock subject to options that are currently exercisable or will become exercisable with 60 days of March 31, 2005.
(9)	Includes 22,500 shares of common stock subject to options that are currently exercisable or will become exercisable with 60 days of March 31, 2005.
(10)	Includes 16,500 shares of common stock subject to options that are currently exercisable or will become exercisable with 60 days of March 31, 2005.
(11)	Includes 54,375 shares of common stock subject to options that are currently exercisable or will become exercisable with 60 days of March 31, 2005.
(12)	Includes 31,500 shares of common stock subject to options that are currently exercisable or will become exercisable with 60 days of March 31, 2005.
(13)	Includes 12,000 shares of common stock subject to options that are currently exercisable or will become exercisable with 60 days of March 31, 2005.
(14)	Includes 12,000 shares of common stock subject to options that are currently exercisable or will become exercisable with 60 days of March 31, 2005.
(15)	See footnotes (6) through (14). Includes 559,396 shares of common stock subject to options that are currently exercisable or will become exercisable with 60 days of March 31, 2005.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table sets forth certain information concerning compensation of (i) each person that served as Chief Executive Officer during the last fiscal year and (ii) the four other most highly compensated executive officers whose aggregate cash compensation exceeded $100,000 during the last fiscal year (collectively, the “Named Executive Officers”):

	Fiscal Year (1)	Annual Compensation		Other Annual Compensation (3)	Long-Term Compensation		All Other Compensation ($)(5)
Name		Salary ($)	Bonus ($)(2)		Restricted Stock Awards ($)(4)	Securities Underlying Options (#)
Patrick Soon-Shiong, M.D. Executive Chairman(6)	2004 2003 2002	419,596 366,231 350,626	410,000 405,000 450,000	— — —	— 110,150 —	20,000 — —	6,867 6,716 6,703

Alan L. Heller President and Chief Executive Officer(7)	2004 2003 2002	78,462 — —	— — —	— — —	1,487,500 — —	150,000 — —	93 — —

Derek J. Brown Former Co-Chief Operating Officer and Secretary(8)	2004 2003 2002	316,885 294,039 281,692	330,000 325,000 365,000	— — —	— 88,120 —	— — —	7,510 6,700 6,647

Jeffrey M. Yordon Former Co-Chief Operating Officer(9)	2004 2003 2002	316,885 294,039 281,692	330,000 325,000 365,000	— — —	— 88,120 —	— — —	7,486 7,308 6,647

Nicole S. Williams Executive Vice President and Chief Financial Officer	2004 2003 2002	288,077 257,692 96,153	303,000 100,000 —	— — —	— — —	15,000 — 45,000	8,055 7,115 2,088

Jack C. Silhavy Former Vice President and General Counsel(10)	2004 2003 2002	219,231 197,501 188,273	165,000 120,000 64,491	— — —	— 44,060 —	10,000 11,250 —	6,405 4,806 5,749

(1)	Compensation reported for the fiscal years ending December 31, 2002, December 31, 2003, and December 31, 2004.
(2)	Reflects bonus amounts paid in each fiscal year.
(3)	In accordance with SEC rules, perquisite amounts aggregating less than $50,000 in a year for any Named Executive Officer have been omitted. In 2004, we provided a named executive officer with the use of a car and a trained security driver, and 24 hour personal and family protection services at his office and residences and on other appropriate occasions. These services were implemented as a result of business-related concerns as determined by a committee of the board. These services are not maintained as perquisites or otherwise for the personal benefit of this officer. As a result, the cost of these services have not been included in the column on Other Annual Compensation, but we note that the aggregate costs to us for providing these systems and services in 2004 was $520,576. In addition, for security and management efficiency reasons, we pay for a chartered private aircraft for business use to certain of our named executive officers. In the event an officer brings guests for personal reasons or for reasons un-related to our business on business-related flights, such officer is required to pay to us the price of a first-class commercial airline ticket for the same trip.
(4)	As of December 31, 2004, the aggregate value of the restricted stock held by Dr. Soon-Shiong based on the closing price of our common stock of $37.41 was $280,575, the aggregate value of the restricted stock held by Mr. Heller was $1,870,500, the aggregate value of the restricted stock held by Mr. Brown and Mr. Yordon were $224,460, and the aggregate value of the restricted stock held by Mr. Silhavy was $112,230.
(5)

With respect to fiscal 2004, amounts reported include contributions to our 401(k) Plan for Messrs. Soon-Shiong, Brown, Yordon and Ms. Williams in the amount of $6,150 per individual, and for Mr. Silhavy in the amount of $6,104. The amounts reported for 2004 also consists of the dollar value of life insurance premiums paid by us. These amounts include $717 for Dr. Soon-Shiong, $1,360 for Mr. Brown, $1,336 for Mr. Yordon, $1,905 for Ms. Williams, $301 for Mr. Silhavy and $93 for Mr. Heller.

(6)	Mr. Heller was appointed as our President and Chief Executive Officer on November 16, 2004.
(7)	Dr. Soon-Shiong acted as our President and Chief Executive Officer until November 16, 2004, at which date he became our Executive Chairman.
(8)	Mr. Brown acted as Chief Financial Officer until August 19, 2002 at which date Ms. Williams was appointed Executive Vice President and Chief Financial Officer. Mr. Brown served as our Co-Chief Operating Officer and Secretary until January 25, 2005.
(9)	Mr. Yordon served as our Co-Chief Operating Officer until January 14, 2005.
(10)	Mr. Silhavy served as our Vice-President and General Counsel until April 22, 2005.

Employment Contracts, Termination of Employment and Change of Control Arrangements

Compensation Protection Agreements

In November 2001, we entered into compensation protection agreements with Derek J. Brown, Jeff Yordon and Jack C. Silhavy, copies of which were filed as exhibits to Amendment No. 1 to Form S-1 on November 20, 2001. In August 2002, we entered into a compensation protection agreement with Nicole S. Williams in connection with her appointment as our Executive Vice President and Chief Financial Officer, containing substantially the same terms as the compensation protection agreements with Messrs. Brown, Yordon and Silhavy. We have, pursuant to the terms of these agreements, elected not to extend them beyond their initial three-year terms. As a result, the compensation protection agreements between us and each of Messrs. Brown, Yordon and Silhavy expired on November 20, 2004, and the compensation protection agreement between us and Ms. Williams will expire on August 19, 2005.

Employment Agreement with Alan Heller

On November 15, 2004 we entered into an executive employment agreement with Alan L. Heller. Under this agreement, Mr. Heller agreed to serve as our President and Chief Executive Officer effective November 16, 2004, and to be appointed to our board of directors following our 2004 Annual Meeting of the Stockholders. Under this agreement, Mr. Heller is entitled to receive an annual base salary of $600,000, subject to annual review by our board of directors, and will be eligible to participate in our bonus plan designed for senior management. In addition, Mr. Heller received (i) an option for the purchase of 150,000 shares of our common stock with a per-share exercise price equal to the fair market value per share of common stock on the date of the grant (vesting in four equal annual installments with the first installment vesting on the first anniversary of the grant date), and (ii) a restricted stock award of 50,000 shares of our common stock vesting in its entirety on the earlier to occur of November 16, 2009 or the date of fulfillment of certain performance criteria. The vesting of both the option and restricted stock award is contingent upon continued employment on the applicable vesting dates.

In the event that Mr. Heller’s employment is terminated by us for cause, by Mr. Heller without good reason, or because of his death or disability, he (or his estate in the event of death) will receive his salary up to the termination date, reimbursement for business expenses, and any benefits required to be provided under our employee benefit plans. In the event that Mr. Heller’s employment is terminated by us without cause, or by Mr. Heller with good reason, he will receive (in addition to his salary up to the termination date, reimbursement for business expenses, and post-termination benefits under company benefit plans) continuation of salary based on his then-current base salary and a bonus (if applicable) paid in monthly installments calculated based on prior bonuses paid, for a twenty-four month period after such termination (the “Severance Period”). In addition, Mr. Heller’s stock option for the purchase of 150,000 shares of common stock would accelerate up to the end of the Severance Period, and the vesting of his restricted stock award would accelerate by a number of shares equal to 12,500 shares times the number of twelve-month periods completed under the agreement. A copy of Mr. Heller’s employment agreement was filed as an exhibit to Form 10-K on March 16, 2005.

Continuation Agreement with Jeffrey Yordon

On January 14, 2005, we entered into a Continuing Arrangement Agreement with Jeffrey Yordon. Pursuant to this agreement, Mr. Yordon resigned as our Co-Chief Operating Officer but will continue to render assistance and advice to us, with an expected focus on business development, through March 31, 2006, at which time he will retire. Under this agreement, Mr. Yordon will continue to receive benefits and his base salary as currently in effect and will be eligible to receive bonuses for 2004, 2005 and 2006, as described in the agreement. In addition, if Mr. Yordon’s employment is terminated by us without cause or by Mr. Yordon for good reason, Mr. Yordon shall receive his base salary through March 31, 2006 and any of his unvested stock options or restricted stock awards shall become fully vested.

Option/SAR Grants in Last Fiscal Year

The following table sets forth certain information concerning options/SARs granted during 2004 to the named executives:

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (1)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	5% ($) (2)	10% ($) (2)
Jack Silhavy	10,000	4%	$21.68	10/20/2014	$136,344	$345,523
Nicole Williams	15,000	6%	$21.68	10/20/2014	$204,517	$518,285
Alan L. Heller	150,000	61%	$28.38	11/16/2014	$2,677,204	$6,784,562
Patrick Soon-Shiong	6,556	3%	$29.75	11/18/2014	$122,660	$310,845
Patrick Soon-Shiong	13,444	5%	$32.73	11/18/2009	$70,505	$204,183

(1)	The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5 and 10% compounded annually from the date the options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock options exercises will depend on the future performance of our common stock, the optionee’s continued employment through the option period and the date on which the options are exercised. These amounts should not be used to predict stock performance.
(2)	Dollar amounts are reported to the nearest $1,000.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during fiscal year ending December 31, 2004, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by stock options as of December 31, 2004, and the value of “in-the-money” stock options, which represents the difference between the exercise price of a stock option and the market price of the shares subject to such option on December 31, 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2004 (#)		Value of Unexercised In-the-Money Options at December 31, 2004 ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick Soon-Shiong, M.D.	—	—	339,375	70,625	11,587,894	1,804,518
Alan L. Heller	—	—	—	150,000	0	1,354,500
Derek J. Brown	—	—	337,500	37,500	11,525,250	1,252,875
Jeffrey M. Yordon	—	—	337,499	187,500	11,525,910	6,264,375
Nicole S. Williams	—	—	22,500	37,500	654,300	890,250
Jack C. Silhavy	—	—	51,562	22,188	1,710,242	463,621

(1)	The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market value of the shares subject to such options on the exercise date.
(2)	The value of “in-the-money” stock options represents the positive spread between the exercise price of options and the fair market value of the underlying shares subject to those options on December 31, 2004.

Equity Compensation Plan Information

We maintain three compensation plans that provide for the issuance of our common stock to officers, directors, other employees or consultants: the (i) 1997 Stock Option Plan (the “1997 Plan”), (ii) 2001 Stock Incentive Plan (the “2001 Stock Incentive Plan”) and (iii) 2001 Employee Stock Purchase Plan (the “2001 Stock Purchase Plan”). Each of these plans have been approved by the stockholders.

The following table provides information about the 1997 Plan, the 2001 Stock Incentive Plan and the 2001 Stock Purchase Plan as of December 31, 2004:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	4,970,137	$13.24	19,676,918	(1)
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	4,970,137	$13.24	19,676,918

(1)	Represents shares available for issuance under our 1997 Plan, 2001 Stock Incentive Plan and 2001 Stock Purchase Plan as of December 31, 2004. The 2001 Stock Incentive Plan contains an evergreen formula pursuant to which on January 1 of each year, the aggregate number of shares reserved for issuance under the 2001 Stock Incentive Plan will increase by a number of shares equal to lesser of (i) six million (6,000,000) shares, (ii) five percent (5%) of the outstanding shares of common stock on such date, or (iii) a lesser number of shares determined by the administrator of the plan. The 2001 Stock Purchase Plan contains an evergreen formula pursuant to which on January 1 of each year, the aggregate number of shares reserved for issuance under the 2001 Stock Purchase Plan is increased by an amount equal to the lesser of (i) three million (3,000,000) shares, (ii) two percent (2%) of the outstanding shares of common stock on such date, or (iii) a lesser number of shares determined by the administrator of the plan.

AUDIT COMMITTEE REPORT

The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2004, which include consolidated balance sheets as of December 31, 2003 and December 31, 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three fiscal years for the period ended December 31, 2004, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

The ultimate responsibility for good corporate governance rests with the board of directors, whose primary roles are oversight, counseling and direction to our management in our best long-term interest and that of our stockholders. The audit committee has been established for the purpose of overseeing our accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of our financial statements.

The audit committee currently consists of Kirk K. Calhoun, David S. Chen and Leonard Shapiro. Leonard Shapiro is currently the chairman of the audit committee. The board of directors approved, and the audit committee adopted, a revised charter in December 2004, a copy of which is attached hereto as Appendix A. The board of directors has determined that Mr. Calhoun meets the SEC’s definition of “audit committee financial expert” based on his prior experience as a partner of a major public accounting firm. Mr. Calhoun is not “independent” as currently defined in the NASDAQ Marketplace Rules because he was a partner of Ernst & Young LLP, our outside auditor that conducted our year-end audit for fiscal 2001, but he will be independent under such rules commencing on June 30, 2005. As permitted under exceptional and limited circumstances, however, after careful consideration the board of directors has determined that Mr. Calhoun’s continued service on the audit committee is in our best interest and that of our stockholders, because of his accounting and financial expertise, and his knowledge of our business and industry.

As more fully described in its charter, one of the primary purposes of the audit committee is to assist the board of directors in its general oversight of our financial reporting, internal accounting and financial controls, and audit function.

Management has the primary responsibility for the preparation, presentation and integrity of our financial statements and the reporting process including the systems of internal controls. We have engaged Ernst & Young LLP (“E&Y”) to perform an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report on those statements. The audit committee has ultimate authority and responsibility to select, compensate and evaluate our independent auditors.

The audit committee members are not currently professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the audit committee certify that the independent auditors are “independent” under applicable rules. The audit committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of information it receives, discussions with management and the external and internal auditors and the experience of the audit committee’s members in business, finance and accounting matters. The audit committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

In fulfilling its oversight responsibilities, the audit committee:

•	engaged E&Y as our external auditors;

•	discussed with E&Y the overall scope and plan for their annual audit and discussed the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting;

•	reviewed and discussed the scope and results of the internal audit annual plan;

•	reviewed and approved our whistleblower policies and procedures;

•	reviewed with management and E&Y and approved all significant related party transactions and activities;

•	met with representatives of E&Y, without management present, and with management representatives without E&Y present;

•	reviewed and discussed, with management and E&Y, the audited financial statements for the fiscal year ended December 31, 2004, as well as the unaudited financial statements for each of the 2004 fiscal quarters, along with the relevant Management Discussion Analysis in our annual and quarterly reports on Form 10-K and Form 10-Q before such reports are filed with the Securities and Exchange Commission;

•	discussed with E&Y matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the financial statements;

•	received the written disclosures and letter from E&Y required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•	reviewed periodically with management and E&Y the process and progress related to the documentation, assessment and testing of internal accounting controls in accordance with Section 404 of the Sarbanes-Oxley Act;

•	discussed with representatives of E&Y the public accounting firm’s independence from us and management; and

•	considered whether E&Y’s provision of non-audit services to us is compatible with maintaining E&Y’s auditor independence.

In accordance with the Sarbanes-Oxley Act, all services to be provided by the independent auditors are subject to pre-approval by the audit committee. These include audit services, audit related services, tax services and other services. In some cases, pre-approval is provided by the full committee for a particular category or group of services, subject to a specific budget. In other cases, the chairman of the audit committee may be delegated authority from the committee to pre-approve services up to preset specified amounts and such pre-approvals are then communicated to the full audit committee at its next scheduled meeting. The Sarbanes-Oxley Act prohibits us from obtaining certain non-audit services from our independent auditing firm to avoid certain potential conflicts of interest. We have not obtained any of these services from E&Y in recent years.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The audit committee and the board of directors have also recommended, subject to stockholder approval, the selection of E&Y as our independent auditors.

MEMBERS OF THE AUDIT COMMITTEE

Kirk K. Calhoun

David S. Chen, Ph.D.

Leonard Shapiro

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

The compensation committee currently consists of David S. Chen and Stephen D. Nimer. Decisions concerning the compensation of our executive officers (including the Named Executive Officers), are made by the compensation committee and reviewed by the full board of directors.

Executive Officer Compensation

The objectives of the compensation committee in establishing compensation for executive officers are to:

•	provide competitive levels of compensation to enable us to attract, retain, and motivate talented management personnel;

•	reward individuals for their contributions to our achievement of our business objectives; and

•	align the interests of management with the interests of our stockholders in order to maximize stockholder value.

Base Salaries. Salaries for our executive officers are determined primarily on the basis of the officer’s responsibility, general salary practices of peer companies and the officer’s individual qualifications and experience. The base salaries are reviewed annually and may be adjusted by the compensation committee in accordance with certain criteria which include individual performance, the functions performed by the officer, the scope of the officer’s on-going duties, general changes in the compensation peer group in which we compete for executive talent, and our general financial performance. The weight given each such factor by the compensation committee may vary from individual to individual.

Bonuses. The compensation committee believes that periodic bonus awards can serve to motivate the executive officers to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options. In 2004, the compensation committee established a discretionary corporate bonus plan (the “Bonus Plan”) to reward our executives for assisting us to achieve our operational goals. Under the Bonus Plan, cash bonuses could range from 0% to a maximum of 150% of the executive’s 2004 base salary depending upon certain target performance goals being achieved. These target performance goals were based on our meeting the following budgeted criteria: (i) earnings per share, (ii) net revenue and (ii) gross profit. In addition, the compensation committee could set specified individual goals and grant discretionary bonuses based upon personal performance. For 2005, the target performance goals will be based on our achievement of the following performance goals: (i) net revenue, (ii) gross profit, (iii) net income, and (iv) cash flow.

Stock Option Grants. The compensation committee believes that stock ownership by management is beneficial in aligning management and stockholder interests, thereby enhancing stockholder value. Stock options may be granted to management including the executive officers and other employees under our option plans, which are currently administered by the board of directors through the compensation committee. The compensation committee advises the board of directors with respect to, and approves all option grants made to, our executive officers. Because of the direct relationship between the value of an option and the stock price, the compensation committee believes that options motivate the executive officers to manage our business in a manner that is consistent with stockholder interests. Stock option grants are intended to focus the attention of the recipient on our long-term performance which we believe results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. To this end, stock options generally vest and become fully exercisable over a four-year period. However, under our option plans, options may be granted with differing vesting periods. The principal factors considered in granting stock options to our executive officers are prior performance, level of responsibility, other compensation and the officer’s ability to influence our long-term growth and profitability. However, our option plans do not provide any quantitative method for weighting these factors, and the compensation committee’s decisions with respect to grant awards are primarily based upon subjective evaluations of the past as well as future anticipated performance.

Other Compensation Plans. We have adopted certain general employee benefit plans in which the executive officers are permitted to participate on parity with other employees. We also provide a 401(k) deferred compensation pension plan. Benefits under these plans are indirectly tied to our performance.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code (“IRC”) disallows a deduction by us for compensation exceeding $1.0 million paid to certain executive officers, excluding, among other things, performance based compensation. Since non-performance based compensation has not exceeded $1.0 million for any executive officer to date, there has been no limitation as to the deductibility of executive compensation. The compensation committee remains aware of the IRC Section 162(m) limitations, and the available exemptions, and will address the issue of deductibility when and if circumstances warrant the use of such exemptions.

Chief Executive Officer Compensation

The compensation of the chief executive officer is reviewed annually on the same basis as discussed above for all executive officers. Based upon the magnitude of Dr. Soon-Shiong’s responsibilities and leadership, ability to influence our financial performance, and our operating results, the compensation committee established Dr. Soon-Shiong’s base salary at $419,596 for the year ended December 31, 2004. Pursuant to the discretionary corporate bonus plan established by the compensation committee in 2003, the compensation committee recommended and, the board approved, a cash bonus of $410,000 which was paid to Dr. Soon-Shiong in 2004. In addition, the compensation committee granted Dr. Soon-Shiong an option to purchase 20,000 shares, of which 13,444 were incentive stock options and had an exercise price of $32.73 per share, and 6,556 were non-qualified stock options and had an exercise price of $29.75 per share, which was the fair market on the date of grant. The grant of this option was in recognition of his contribution and achievement of corporate goals in 2003.

In November 2004, the board of directors appointed Alan Heller as our chief executive officer and president. In connection with his employment, the board reviewed comparative data of the overall compensation packages given to chief executive officers of peer companies and approved the employment agreement with Mr. Heller. The employment agreement provided for a base salary of $600,000 and a right to participate in our discretionary corporate cash bonus plan, with the amount of any cash bonus being equal to 0 to 120% of his base salary based upon the achievement of the performance goals established by the compensation committee. In addition, under the terms of the employment agreement, Mr. Heller also received a grant of an option to purchase 150,000 shares of our common stock at an exercise price of $28.38 (the fair market value of our common stock on the date of grant), and a restricted stock award of 50,000 shares of our common stock that vests on the earlier of five years or the date on which we have achieved an EBIDTA of $500 million in any given fiscal year.

Following Mr. Heller’s appointment as our chief executive officer, the compensation committee engaged a compensation consultant to review compensation data of similarly sized companies with a founder/executive chairman. Based upon this review and after receiving advice from the compensation consultant, the compensation committee recommended, and the board approved, an increase in Dr. Soon-Shiong’s base salary to $600,000.

Pursuant to the discretionary corporate bonus plan established by the compensation committee in 2004 and in recognition of Dr. Soon-Shiong’s contribution to the filing of the New Drug Application for ABRAXANE®, the compensation committee recommended and, the board approved, a cash bonus of $225,000 which was paid to Dr. Soon-Shiong in 2005, and a grant of an option to purchase 40,000 shares of our common stock at an exercise price of $46.23.

MEMBERS OF THE COMPENSATION COMMITTEE David S. Chen, Ph.D. Stephen D. Nimer, M.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of certain transactions and relationships entered into or existing during the fiscal year ended December 31, 2004 between us and certain affiliated parties. We believe that the terms of such transactions were no less favorable to us than could have been obtained from an unaffiliated party.

Employment Agreement with Alan Heller

On November 15, 2004 we entered into an executive employment agreement with Alan L. Heller pursuant to which Mr. Heller was named our President and Chief Executive Officer. See “Employment Contracts, Termination of Employment and Change of Control Arrangements.”

Continuation Agreement with Jeffrey Yordon

On January 14, 2005, we entered into a Continuing Arrangement Agreement with Jeffrey Yordon. Pursuant to this agreement, Mr. Yordon resigned as our Co-Chief Operating Officer but will continue to render assistance and advice to us, with an expected focus on business development, through March 31, 2006, at which time he will retire. See “Employment Contracts, Termination of Employment and Change of Control Arrangements.”

Product License and Manufacturing Agreements with American BioScience

In November 2001, we signed a perpetual license agreement with American BioScience under which we acquired the exclusive rights to market and sell ABRAXANE™ in North America for indications relating to breast, lung, ovarian, prostate and other cancers. Under the agreement, we made an initial payment to American BioScience of $60.0 million and committed to future milestone payments contingent upon achievement of specified regulatory, publication and sales objectives for licensed indications. American BioScience is responsible for conducting clinical studies in support of ABRAXANE™ and for substantially all costs associated with the development and obtaining regulatory approval for ABRAXANE™, except that we provided $2.0 million of ABRAXANE™ for use in clinical trials, the cost of which we charged to research and development expense in 2001. Any profit, as defined in the license agreement, resulting from our sales of ABRAXANE™ will be shared equally between American BioScience and us, following the recapture of half of the pre-launch sales, marketing and pre-production start-up costs we have incurred.

The terms of the license agreement were negotiated to reflect the value of the licensed product rights acquired, then in late-stage development, American BioScience’s remaining obligation to complete the NDA filing and the potential sales of the product under licensed clinical indications. The license agreement was a product of several months of extensive negotiation with American BioScience involving outside counsel, investment banks and a nationally recognized valuation firm. Based upon the analysis and recommendations of our advisors, we believe that the overall terms of the agreement were fair to us, including in comparison to similar licenses between unrelated parties. The agreement was unanimously approved by the disinterested members of our board of directors, with those directors who also have an affiliation with American BioScience recusing themselves from the vote. There are no restrictions on how American BioScience would use payments made under the license agreement and we understand such payments have been and will be used both to fund the development of ABRAXANE™ in relation to our licensed product rights and for other purposes.

Under the license agreement, American BioScience earned milestone payments upon the filing and approval of ABRAXANE™ for the metastatic breast cancer indication. The first such milestone of $10.0 million was achieved in May, 2004 when the FDA accepted American BioScience’s NDA for the metastatic breast cancer indication. This payment was expensed and paid in the second quarter of 2004. The FDA then approved ABRAXANE™ for the filed indication in January 2005, triggering a $15.0 million milestone payment which was paid in the first quarter of 2005 and will be capitalized and amortized over the expected life of the product, subject to periodic review for impairment.

Regulatory and publication achievements related to other licensed indications under study, including lung, ovarian and prostate cancers will trigger further milestone payments to American BioScience. Such payments generally total $17.5 million per agreed indication. As with the indication of breast cancer, those payments earned prior to FDA approval for each indication will be expensed, while amounts earned upon FDA approval of those indications will be capitalized and amortized over the expected life of the product. We have the option not to make one or more of the milestone payments tied to certain indications under study if sales of the product do not meet specified levels.

Upon achievement of major annual one-time ABRAXANE™ sales milestones, we are required to make additional payments which, in the aggregate, could total $110.0 million should annual ABRAXANE™ sales exceed $1.0 billion. The first sales milestone payment of $10.0 million would be triggered upon achievement of annual calendar year ABRAXANE™ sales in excess of $200.0 million and the second sales milestone of $20.0 million upon the achievement of annual calendar year sales in excess of $400.0 million. Any future sales-based milestone payments will be expensed in the period in which the sales milestone is achieved.

Under the license agreement, profit on our sales of ABRAXANE™ in North America will be shared equally between American BioScience and us. The license agreement defines profit as ABRAXANE™ net sales less cost of goods sold, selling expenses (including pre-launch production and other expenses which we have expensed as incurred, but which will be accumulated and charged against first profit under the agreement) and an allocation of related general and administrative expenses. We will expense American BioScience’s share of profit earned in our statements of income as an element of cost of sales. Any costs and expenses related to product recalls and product liability claims generally will be split equally between American BioScience and us and expensed as incurred. Pursuant to an agreement that we entered into with American BioScience, certain costs of any unsaleable ramp-up inventory of ABRAXANE™ that was manufactured in preparation for its launch may, subject to certain conditions, be shared equally between us and American BioScience.

In November 2001, along with the license agreement for ABRAXANE™, we also entered into a manufacturing agreement with American BioScience under which we agreed to manufacture ABRAXANE™ for American BioScience and its licensees for sales outside North America. Under this agreement, we have the non-exclusive right to manufacture ABRAXANE™ for sales worldwide. For sales outside of our licensed territories, we will charge American BioScience and its licensees a customary margin on our manufacturing costs based on whether the product will be used for clinical trials or commercial sale. The initial term of this agreement is ten years and may be extended for successive two-year terms by American BioScience.

Loan to American BioScience

Prior to our 2001 licensing of ABRAXANE™, we made loans to American BioScience, our majority shareholder, to support development of ABRAXANE™. Subsequent to formalization of the license and manufacturing agreements in November 2001, we received a demand promissory note, which replaced prior notes, from American BioScience for the outstanding loan balance, or Demand Note. The Demand Note is capped at $23.0 million and the terms of our September 2004 credit facility cap the note at such amount. The Demand Note bears interest at a rate equal to the rate of interest on our credit facility, which was 4.75% at December 31, 2004. American BioScience is required to repay any amounts outstanding under the Demand Note by the earlier of November 20, 2006 or our cumulative payment of $75.0 million of profit on ABRAXANE™ to American BioScience under the license agreement. As security for American BioScience’s obligations under the Demand Note, American BioScience pledged and granted to us a security interest in shares of our common stock held by American BioScience having a fair market value equal to 120% of the balance of the Demand Note.

Our charges incurred on American BioScience’s behalf related to labor and other costs directly associated with ABRAXANE™ product development, income taxes, interest and an agreed allocation of administrative costs to the American BioScience loan account. A summary of activity in the amounts due from American BioScience, which is classified as a reduction of stockholders equity in the accompanying consolidated balance sheets, follows:

	Year Ended December 31,
	2004	2003
	(in thousands)
Balance at beginning of year	$21,132	$22,567
Payments on behalf of American BioScience:
New product development	421	1,229
Interest charged to American BioScience	1,097	1,221
Other	(510)	85
Reductions in lieu of income tax liability	(537)	(2,252)
Repayments by American BioScience	—	(1,718)

	$21,603	$21,132

STOCK PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following graph shall not be deemed to be incorporated by reference into any such filings.

The following graph compares the percentage change in the cumulative total stockholder return on our common stock as compared with the NASDAQ Pharmaceutical Index and the NASDAQ stock market (U.S. Index). The comparison assumes an investment of $100 on December 13, 2001 (the date of our initial public offering) in our common stock and in each of the foregoing indices, and assumes reinvestment of dividends, of which we paid none. The stock performance shown on the graph below is not necessarily indicative of future price performance.

American Pharmaceutical Partners, Inc.

NASDAQ Pharmaceutical Index

NASDAQ Stock Market (U.S. Index)

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to our Secretary. To be timely for the 2005 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices no earlier than sixty (60) days and no later than thirty (30) days prior to the one year anniversary from the first date of mailing of these proxy materials, however, if the 2005 Annual Meeting is to be held earlier than June 17, 2005, then the deadline shall be the date on which we first mail our proxy materials for the 2005 Annual Meeting. A stockholder’s written notice to the Secretary must set forth: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and intended to be presented at the 2005 Annual Meeting of Stockholders must be received by us at out principal executive offices no later than 120 days prior to the one year anniversary from the first date of mailing of these proxy materials in order to be considered for inclusion in our proxy materials for the 2005 Annual Meeting. In the event, however, that the 2005 Annual Meeting is to be held earlier than June 17, 2005, then the deadline shall be a reasonable time before we begin to print and mail our proxy materials for the 2005 Annual Meeting. Stockholders submitting proposals to be considered for inclusion in the proxy materials for stockholders’ meetings must demonstrate eligibility under SEC Rule 14a-8, and may submit no more than one proposal, which shall not exceed 500 words in length including any accompanying supporting statement, for each stockholder meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of our common stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from the Reporting Persons, we believe that during the fiscal year ended December 31, 2004 all Reporting Persons complied with these filing requirements on a timely basis.

Code of Ethics

We have adopted a code of ethics entitled “American Pharmaceutical Partners, Inc. Code of Business Conduct” which applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer and all persons performing similar functions. Our Code of Business Conduct was filed as an exhibit to our 2003 Annual Report on Form 10-K.

The Audit Committee has reviewed and approved policies and procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential and anonymous submission by our employees, of concerns regarding questionable accounting or auditing matters. These procedures are described in our Code of Business Conduct under the heading “Reporting Procedures and Other Inquiries.”

Other Matters

Our board of directors knows of no other business which will be presented at the 2005 Annual Meeting. If any other business is properly brought before the 2005 Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to submit a proxy by returning the accompanying proxy card in the enclosed envelope.

We have furnished our financial statements to stockholders in our 2004 Annual Report which accompanies this proxy statement. The 2004 Annual Report contains a complete copy of our Form 10-K for the year ended December 31, 2004. In addition, we will provide, for a fee, upon written request by any stockholder, copies of exhibits to the Form 10-K. Requests for copies of such exhibits should be addressed to our Corporate Secretary, 1501 East Woodfield Road, Suite 300 East, Schaumburg, IL 60173-5837.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, AMERICAN PHARMACEUTICAL PARTNERS, INC., 1501 EAST WOODFIELD ROAD, SUITE 300 EAST, SCHAUMBURG, IL 60173-5837, WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE 2004 ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,

Patrick Soon-Shiong, M.D. Executive Chairman

Schaumburg, Illinois

May 17, 2005

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

AMERICAN PHARMACEUTICAL PARTNERS, INC.

AS OF DECEMBER 13, 2004

AUTHORITY AND PURPOSE

The Audit Committee of American Pharmaceutical Partners, Inc. (the “Corporation”) is appointed by the Corporation’s Board of Directors (the “Board”) to oversee the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. The Audit Committee (the “Committee”) shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Corporation’s Bylaws and applicable law.

STATEMENT OF POLICY

The Committee shall oversee the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation. In so doing, the Committee shall endeavor to maintain free and open communication between the directors, the independent auditors and the financial management of the Corporation. In addition, the Committee shall review the policies and procedures adopted by the Corporation to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers (the “NASD”) applicable to Nasdaq listed issuers.

COMMITTEE STRUCTURE AND MEMBERSHIP

The Committee shall be comprised of three or more directors, as determined by the Board. The Committee members shall be designated by the Board and shall serve at the discretion of the Board.

Each member of the Committee shall be an independent director. For purposes hereof, an “independent director” shall be one who:

1. Accepts no consulting, advisory or other compensatory fee from the Corporation other than in his or her capacity as a member of the Committee, the Board or any other committee of the Board or is not otherwise an affiliated person of the Corporation, and

2. Is free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

At least one member of the Committee shall be a “financial expert,” as defined by Section 407 of the Sarbanes-Oxley Act of 2002, having an understanding of generally accepted accounting principles and financial statements, experience in the preparation or auditing of financial statements of companies generally comparable to the Corporation, experience in the application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves, experience with internal accounting controls and an understanding of audit committee functions.

Each member of the Committee shall be able to read and understand fundamental financial statements in accordance with the rules of the National Association of Securities Dealers (the “NASD”) applicable to Nasdaq listed issuers. At least one member shall have past employment experience in finance or accounting, a professional certification in accounting or other comparable experience or background that results in the individual’s possessing the requisite financial sophistication, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

POWERS

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to engage independent counsel and other advisers, as it determines necessary to carry out its duties. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those tasks are the responsibility of management and the independent auditor. The Board and the Committee are in place to represent the Corporation’s stockholders. Accordingly, the independent auditor is ultimately accountable to the Board and the Committee.

RESPONSIBILITIES

The Committee’s policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and the Corporation’s stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

In meeting its responsibilities, the Committee is expected to:

1. Review and reassess the adequacy of this Charter annually;

2. With respect to the Corporation’s independent auditors:

(a) Review and approve the appointment subject to shareholder the approval, compensation and termination, and provide oversight of the work of the Corporation’s independent auditors. The Committee shall pre-approve all auditing services (including the provision of comfort letters) and non-audit services provided by the independent auditors to the Corporation, other than as may be allowed by applicable law. The Committee may delegate to one or more designated Committee members the authority to grant pre-approvals required by the foregoing sentence. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings. The independent auditors shall be ultimately accountable to the Board and to the Committee as representatives of the Corporation’s stockholders.

(b) Review the independence of the independent auditors, including a review of management consulting services, and related fees, provided by the independent auditors. The Committee shall require that the independent auditors at least annually to provide a formal written statement delineating all relationships between the independent auditors and the Corporation consistent with the rules of the NASD applicable to Nasdaq listed issuers and request information from the independent auditors and management to determine the presence or absence of a conflict of interest. The Committee shall actively engage the auditors in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors. The Committee shall take, or recommend that the full Board take, appropriate action to oversee the independence of the auditors.

3. Review and concur with management on the scope and responsibilities of an internal audit department and on the appointment, replacement, reassignment or dismissal of an internal audit department manager or director.

4. Review and discuss with management, before release, the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Corporation’s Annual Report in Form 10-K. Make a recommendation to the Board whether or not the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K.

5. In consultation with the independent auditors, the internal audit department, if any, and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:

(a) The Corporation’s annual financial statements and related notes.

(b) The independent auditors’ audit of the financial statements and their report thereon.

(c) The independent auditors’ reports regarding critical accounting policies, alternative treatments of financial information and other material written communications between the independent auditors and management.

(d) Any deficiency in, or suggested improvement to, the procedures or practices employed by the Corporation as reported by the independent auditors in their annual management letter.

6. Periodically and to the extent appropriate under the circumstances, it may be advisable for the Committee, with the assistance of the independent auditors, the internal audit department, if any, and/or management, to consider and review the following:

(a) Any significant changes required in the independent auditors’ audit plan.

(b) Any difficulties or disputes with management encountered during the course of the audit.

(c) The adequacy of the Corporation’s system of internal financial controls.

(d) The effect or potential effect of any regulatory regime, accounting initiatives or off-balance sheet structures on the Company’s financial statements.

(e) Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Corporation’s financial statements or accounting policies.

(f) Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

7. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

8. Obtain from the independent auditor assurance that it has complied with Section 10A of the Securities Exchange Act of 1934.

9. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.

10. Prepare a report in the Corporation’s proxy statement in accordance with SEC requirements.

11. To the extent appropriate or necessary, it is advisable that Committee review the rationale for employing audit firms other than the principal independent auditors; and, where an additional audit firm has been employed, review the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

12. To the extent that it is practical, it is recommended that one or more members of the Committee periodically review, before release, the unaudited operating results in the Corporation’s quarterly earnings release and/or discuss the contents the quarterly earnings release with management.

13. To the extent that it is practical, it is recommended that one or members of the audit committee meet periodically with or interview, in separate sessions, the chief financial officer, the senior internal auditing executive and the independent audit firm engagement partner.

14. Review, consider and approve (or reject), or recommend to the Board or any other committee of the Board approval (or rejection) of, any related party transaction, including any transaction or proposed transaction between the Corporation and American BioScience, Inc.

15. Review, supervise and establish procedures for management and the Corporation’s external auditors relating to the Corporation’s compliance with Section 404 of the Sarbanes Oxley Act of 2002.

The information contained in the foregoing charter included in this Appendix A shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

APPENDIX B

AMERICAN PHARMACEUTICAL PARTNERS, INC.

2001 STOCK INCENTIVE PLAN

(amended and restated as of April 22, 2005)

1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company’s business.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c) “Applicable Laws” means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

(d) “Assumed” means that (i) pursuant to a Corporate Transaction defined in Section 2(q)(i), 2(q)(ii) or 2(q)(iii) or a Related Entity Disposition, the contractual obligations represented by the Award are assumed by the successor entity or its Parent in connection with the Corporate Transaction or Related Entity Disposition or (ii) pursuant to a Corporate Transaction defined in Section 2(q)(iv) or 2(q)(v), the Award is affirmed by the Company. The Award shall not be deemed “Assumed” for purposes of terminating the Award (in the case of a Corporate Transaction) and the termination of the Continuous Service of the Grantee (in the case of a Related Entity Disposition) if pursuant to a Corporate Transaction or a Related Entity Disposition the Award is replaced with a comparable award with respect to shares of capital stock of the successor entity of its Parent. However, for purposes of determining whether the vesting of the Award accelerates, the Award shall be deemed “Assumed” if the Award is replaced with such a comparable stock award or the Award is replaced with a cash incentive program of the successor entity or Parent thereof which preserves the compensation element of such Award existing at the time of the Corporate Transaction or Related Entity Disposition and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(e) “Award” means the grant of an Option, Restricted Stock or other right or benefit under the Plan.

(f) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(i) “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

(ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Committee” means any committee appointed by the Board to administer the Plan.

(l) “Common Stock” means the common stock of the Company.

(m) “Company” means American Pharmaceutical Partners, Inc., a Delaware corporation.

(n) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(o) “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(p) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant, is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(q) “Corporate Transaction” means any of the following transactions:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations);

(iii) the complete liquidation or dissolution of the Company;

(iv) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(r) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(s) “Director” means a member of the Board or the board of directors of any Related Entity.

(t) “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee for a continuous period of at least ninety (90) days by reason of any medically determinable physical or mental impairment. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(u) “Employee” means any person, including an Officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith and in a manner consistent with Section 260.140.50 of Title 10 of the California Code of Regulations which requires that consideration be given to (A) the price at which securities of reasonably comparable corporations (if any) in the same industry are being traded, or (B) if there are no securities of reasonably comparable corporations in the same industry being traded, the earnings history, book value and prospects of the issuer in light of market conditions generally.

(x) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(y) “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law,

brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons (or the Grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

(z) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code

(aa) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(bb) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(cc) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(dd) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(ff) “Plan” means this 2001 Stock Incentive Plan.

(gg) “Registration Date” means the first to occur of (i) the closing of the first sale to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, of (A) the Common Stock or (B) the same class of securities of a successor corporation (or its Parent) issued pursuant to a Corporate Transaction in exchange for or in substitution of the Common Stock; and (ii) in the event of a Corporate Transaction, the date of the consummation of the Corporate Transaction if the same class of securities of the successor corporation (or its Parent) issuable in such Corporate Transaction shall have been sold to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or prior to the date of consummation of such Corporate Transaction.

(hh) “Related Entity” means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

(ii) “Related Entity Disposition” means the sale, distribution or other disposition by the Company or a Parent or a Subsidiary of the Company of all or substantially all of the interests of the Company or a Parent or a Subsidiary of the Company in any Related Entity effected by a sale, merger or consolidation or other transaction involving that Related Entity or the sale of all or substantially all of the assets of that Related Entity, other than any Related Entity Disposition to the Company or a Parent or a Subsidiary of the Company.

(jj) “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(kk) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(ll) “Share” means a share of the Common Stock.

(mm) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is four million five hundred thousand (4,500,000) Shares, increased by (i) any Shares available for future Awards under the Company’s 1997 Stock Option Plan as of the Registration Date, (ii) any Shares that are represented by Awards under the Company’s 1997 Stock Option Plan that are forfeited, expire or are cancelled without delivery of the Shares or which result in forfeiture of the Shares back to the Company on or after the Registration Date and (iii) an annual increase to be added on the first day of the Company’s fiscal year beginning in 2002 equal to five percent (5%) of the number of Shares outstanding as of such date or a lesser number of Shares determined by the Administrator. Notwithstanding the foregoing, subject to the provisions of Section 10, below, of the number of Shares specified above, the maximum aggregate number of Shares available for grant of Incentive Stock Options shall be four million five hundred thousand (4,500,000) Shares, plus an annual increase to be added on the first day of the Company’s fiscal year beginning in 2002 equal to the lesser of (x) five percent (5%) of the number of Shares outstanding as of such date, (y) six million (6,000,000) Shares, or (z) a lesser number of Shares determined by the Administrator. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, (B) the reduction of the exercise price of any Option awarded under the Plan shall be subject to stockholder approval and (C) canceling an Option at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, Restricted Stock, or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction;

(vii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

(ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

6. Terms and Conditions of Awards.

(a) Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) an Option or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Shares. Such awards include, without limitation, Options or sales or bonuses of Restricted Stock, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(f) Individual Limitations on Awards.

(i) Individual Option Limit. The maximum number of Shares with respect to which Options may be granted to any Grantee in any fiscal year of the Company shall be one million five hundred thousand (1,500,000). In connection with a Grantee’s commencement of Continuous Service, a Grantee may be granted Options for up to an additional one million one hundred twenty-five thousand (1,125,000) Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option is canceled, the canceled Option shall continue to count against the maximum number of Shares with respect to which Options may be granted to the Grantee. For this purpose, the repricing of an Option shall be treated as the cancellation of the existing Option and the grant of a new Option.

(ii) Individual Limit for Restricted Stock. For awards of Restricted Stock that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any fiscal year of the Company shall be one million five hundred thousand (1,500,000). The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.

(g) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(h) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Incentive Stock Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

(i) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee; provided, however, that the Grantee may designate a beneficiary of the Grantee’s Incentive Stock Option in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator. Other Awards shall be transferred by will and by the laws of descent and distribution, and during the lifetime of the Grantee, by gift and or pursuant to a domestic relations order to members of the Grantee’s Immediate Family to the extent and in the manner determined by the Administrator.

(j) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

7. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv) In the case of other Awards, such price as is determined by the Administrator.

(v) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the principles of Section 424(a) of the Code.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i) cash;

(ii) check;

(iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

(iv) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(v) any combination of the foregoing methods of payment.

(c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

8. Exercise of Award.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(v). Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of an Option or other Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or Section 10, below.

(b) Exercise of Award Following Termination of Continuous Service.

(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator may also, in its discretion, make adjustments described in (i)-(iii) of this Section 10 or substitute, exchange or grant Awards with respect to the shares of a Related Entity (collectively “adjustments”). In determining adjustments to be made under this Section 10, the Administrator may take into account such factors as it deems appropriate, including (x) the restrictions of Applicable Law, (y) the potential tax, accounting or other consequences of an adjustment and (z) the possibility that some Grantees might receive an adjustment and a distribution or other unintended benefit, and in light of such factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Awards, modify vesting dates, defer the delivery of stock certificates or make other equitable adjustments. Any such adjustments to outstanding Awards will be effected in a manner that precludes the material enlargement of rights and benefits under such Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, shall be made by the Administrator and its determination shall be final, binding and conclusive. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11. Corporate Transactions/Changes in Control/Related Entity Dispositions.

(a) Termination of Award to Extent Not Assumed

(i) Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(ii) Related Entity Disposition. Effective upon the consummation of a Related Entity Disposition, for purposes of the Plan and all Awards, there shall be a deemed termination of Continuous Service of each Grantee who is at the time engaged primarily in service to the Related Entity involved in such Related Entity Disposition and each Award of such Grantee which is at the time outstanding under the Plan shall be exercisable in accordance with the terms of the Award Agreement evidencing such Award. However, such Continuous Service shall not be deemed to terminate as to the portion of any such award that is Assumed.

(b) Acceleration of Award Upon Corporate Transaction/Change in Control/Related Entity Disposition. Except as provided otherwise in an individual Award Agreement, in the event of any Corporate Transaction, Change in Control or Related Entity Disposition, there will not be any acceleration of vesting or exercisability of any Award.

12. Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 4(b)(vi) or this Section 13(a).

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) Any amendment, suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

14. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the Company’s right to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The Company’s ability to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17. Plan Approval. The Plan was adopted by the Board and stockholders of the Company in December 2001. On April 22, 2005, the Board approved an amendment and restatement of the Plan to adopt a limit on the maximum number of Shares with respect to which Options and Restricted Stock may be granted to any Grantee in any fiscal year of the Company and certain other administrative provisions to comply with the performance-based compensation exception to the deduction limit of Section 162(m) of the Code, which amendments are subject to approval by the stockholders of the Company.

The information contained in the foregoing charter included in this Appendix B shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AMERICAN PHARMACEUTICAL PARTNERS, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 17, 2005

The undersigned hereby appoints Alan Heller and Nicole Williams, or either of them, each with the power of substitution, and hereby authorizes each of them to represent and to vote as designated below all of the shares of Common Stock of American Pharmaceutical Partners, Inc. that the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders to be held at 10 a.m. Central Daylight Saving Time on June 17, 2005 at 1501 East Woodfield Road, Conference Room B, Schaumburg, IL 60173-5837 or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” PROPOSALS NO. 2 AND NO. 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ê Please Detach and Mail in the Envelope Provided ê

A	☒	Please mark your votes as indicated in this example.

		FOR ALL NOMINEES	WITHHOLD ALL NOMINEES				FOR	AGAINST	ABSTAIN
1.	Election of Directors. The Board of Directors recommends a vote for election of the nominees listed at right:	☐	☐	Nominees: (1) Patrick Soon Shiong, M.D. (2) Alan L. Heller (3) David S. Chen, Ph.D. (4) Stephen D. Nimer, M.D. (5) Leonard Shapiro (6) Kirk K. Calhoun	2.	Approval of Amendments to 2001 Stock Incentive Plan. To approve amendments to our 2001 Stock Incentive Plan to comply with the performance-based compensation exception to the deduction limit of Section 162(m) of the Internal Revenue Code of 1986, as amended.	☐	☐	☐
							FOR	AGAINST	ABSTAIN
					3.	Ratification of Appointment of Auditors. To ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2005.	☐	☐	☐

WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE. WRITE NUMBER(S) OF NOMINEE(S) BELOW. USE NUMBER ONLY						PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

SIGNATURE(S)                                                                                                                   DATE:                      , 2005

NOTE:	Please sign as or on behalf of the stockholder whose name appears on this proxy card. If shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.